Exhibit 99.1

First Colombia Acquires Boulder Hill Gold Project

MEDELLIN, Colombia, December 21, 2011 First Colombia Gold Corp. (OTCQB: FCGD) is pleased to announce it has signed two definitive agreements to acquire an exploration project that is being referred to by the Company as the “Boulder Hill Project” which comprises approximately 174 acres consisting of unpatented mining claims and a state mineral lease.

The Boulder Hill Project consists of an option to acquire certain rights under a state mineral lease that covers 114 acres in Lincoln County, Montana, and three unpatented mining claims covering approximately 60 acres. The Company’s prime initial exploration objective will be to determine the potential for significant stratabound gold occurrences, to be supported by favorable geology and geochemistry. These agreements provide for the Company’s acquisition of one hundred percent ownership of three unpatented mining claims and an assignment to the Company of an option to acquire  the rights under a state mineral lease.

On December 16, 2011, the Company entered into an Assignment and Assumption Agreement ("Assignment Agreement") with Boulder Hill Mines, Inc., an Idaho corporation ("Boulder Hill"), and acquired by way of an assignment from Boulder Hill all of its rights, responsibilities and obligations under an agreement with a private party by which it was granted an option to acquire certain rights under a state mineral lease.  The Assignment Agreement signed December 16, 2011 requires the Company to pay Boulder Hill an amount equal to $50,000 within five days of  the effective date payable in 1,000,000 restricted shares of the Company’s common stock, based on the conversion price of $0.05 per share; (b) $25,000 cash payable within twelve  months of the effective date; and (d) $25,000 cash payable within twenty four months of the effective date.  The consideration required for the Company to be able to exercise the option to acquire certain rights under the state mineral lease includes cash payments to the optionor in the aggregate of $80,000 and exploration expenditures of $210,000 incurred over several years.

Also on December 16, 2011, the Company entered into a Purchase and Sale Agreement (“Purchase Agreement”) with Boulder Hill to purchase from Boulder Hill of three unpatented mining claims situated in Lincoln County, Montana (the “Claims”) within the Boulder Hill Project area. As consideration for the Claims, the Company agreed to issue Boulder Hill 500,000 restricted shares of the Company’s common stock within five days of the effective date, is obligated to pay Boulder Hill $25,000 in cash within twelve (12) months of the effective date, , and $25,000 in cash within twenty-four (24) months of the Effective Date.

Further information on the foregoing agreements may be found in our recently filed 8-K report with the SEC.

First Colombia Gold Corp. now holds interest in two exploration projects in the United States and continues to evaluate potential projects in Colombia, with a particular focus on what management believes are smaller-scale production opportunities.

In other news, the Company has recently appointed Piero Sutti-Keyser to its Board of Directors. Mr. Sutti has been involved in the management of precious metal exploration, development and production activities of several private Mexican mining concerns.

About First Colombia Gold

First Colombia Gold Corp. is company focused on the acquisition, exploration and potential development of properties believed to contain gold and silver in North and South America. Our strategy is to build a pipeline of prospective gold and silver projects to explore, develop or joint-venture. We target projects in historic mining districts with what are believed to have significant exploration potential or relative medium-term production potential

Investor Inquiries:

Tel.:            (888) 224-6561
Web site:   FirstColombiaGold.com
Email:          info@firstcolombiagold.com

Disclaimer

This release contains forward-looking statements that are based on beliefs of First Colombia Gold Corp. management and reflect First Colombia Gold Corp.'s current expectations as contemplated under section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities and Exchange Act of 1934, as amended. When we use in this release, the words "estimate," "project," "believe," "anticipate," "intend," "expect," "plan," "predict," "may," "should," "will," "can," the negative of these words , or such other variations thereon, or comparable terminology, are all intended to identify forward looking statements. Such statements reflect the current views of First Colombia Corp. with respect to future events based on currently available information and are subject to numerous assumptions, risks and uncertainties, including but not limited to, risks and uncertainties pertaining to development of mining properties, changes in economic conditions and other risks, uncertainties and factors, which may cause the actual results, performance , or achievement expressed or implied by such forward looking statements to differ materially from the forward looking statements. The information contained in this press release is historical in nature, has not been updated, and is current only to the date shown in this press release. This information may no longer be accurate and therefore you should not rely on the information contained in this press release. To the extent permitted by law, First Colombia Corp. and its employees, agents and consultants exclude all liability for any loss or damage arising from the use of, or reliance on, any such information, whether or not caused by any negligent act or omission. This press release incorporates by reference the Company's filings with the SEC including 10k, 10Q, 8K reports and other filings. Investors are encouraged to review all filings. There is no assurance First Colombia Gold will identify projects of merit, or if it does have sufficient financing to acquire, or positive exploration results.